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                                                                    EXHIBIT 99.1

[LOGO OF DRESSSER]

FOR IMMEDIATE RELEASE

        DRESSER, INC. ANNOUNCES PURCHASE OF TOKHEIM NORTH AMERICA ASSETS

DALLAS--(Wednesday, March 12, 2003)--Dresser, Inc. today announced that it completed the purchase of the assets of Tokheim North America and its MSI business unit. The assets included in the sale will become part of Dresser Wayne, a business unit of Dresser, Inc.

Assets included in the purchase consist of current Tokheim product lines and the Tokheim brand in North America; the Fremont, IN, service center; and the Brighton, Ontario, Canada distribution center. Dresser Wayne will also operate Tokheim's former Highland Ranch, CO, MSI facility. Not included in the purchase are the facilities in Ft. Wayne, IN, and Washington, IN.

Dresser Wayne President John Ryan stated, "The integration of the former Tokheim assets enhances our ability to serve customers in Canada, the U.S., and Mexico. We are committed to providing the best possible customer service and assistance to all our Dresser Wayne and Tokheim customers and distributors through this transition period."

Continued Ryan, "Our plans are to reinforce the Fremont and Highland Ranch facilities as they will play a key part in our strategy to serve customers. We will also reinforce the Brighton facility to make it a key distribution point for all of Canada. We will transition dispenser production from the Ft. Wayne facility to our Austin facility, and we are still reviewing the situation at the Washington facility at this time."

Dresser Wayne, a business unit of Dresser, Inc., is a leading supplier of integrated retail solutions to the global petroleum and convenience store industries. These integrated retail solutions include point-of-sale systems, fuel dispensers, and after-sale support services.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The company's website can be accessed at www.dresser.com.

SAFE HARBOR STATEMENT
Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of the industries served by the Company, which can be affected by factors outside the company's control; the general economy; the demand for the company's products and services; and the amount of debt the company must service. This list of factors is not intended to be exhaustive. Additional information concerning relevant risk factors can be found in the company's Registration Statement on Form S-4 and in periodic filings with Securities and Exchange Commission. All forward-looking statements made in this press release are expressly qualified by reference to the disclosure in that Registration Statement.

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COMPANY CONTACTS:
     Stewart Yee
     Director of Corporate Communications
     (972) 361-9933
     stewart.yee@dresser.com